Exhibit 7.15

Execution Version

AMENDMENT NO. 1 TO SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO SUPPORT AGREEMENT (this “Amendment”) is entered into as of June 9, 2014 by and among Rainbow Education Holding Limited, a Cayman Islands exempted company (“Parent”) and certain shareholders of Noah Education Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) as listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Support Agreement (as defined below).

WHEREAS, Parent, Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated as of April 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Parent, the Company and the Rollover Shareholders have entered into a support agreement (the “Support Agreement”) dated as of April 2, 2014, pursuant to which, among other things, each Rollover Shareholder agreed to (a) have his or its respective Rollover Shares cancelled for no consideration in connection with the Merger, and (b) subscribe for Parent Shares immediately prior to Closing;

WHEREAS, the parties hereto wish to amend the Support Agreement to reflect that the numbers of Rollover Shares of Jointly Gold Technologies Limited, Global Wise Technologies Limited and Sunshine Nation Limited will be reduced by 5,000, 3,600, and 100,000 respectively;

WHEREAS, Section 7.5 of the Support Agreement provides that any provision of the Support Agreement may be amended if, and only if, such amendment is in writing and signed by the Rollover Shareholders and Parent.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendments. Each of the parties hereto agree that Schedule A to the Support Agreement shall be replaced in its entirety with Schedule A hereto, and the terms “Rollover Shares” and “Parent Shares” in the Support Agreement shall refer to such number of shares as set forth in Schedule A hereto.

2. Effect of Amendments. Except as provided herein, the Support Agreement shall remain unchanged, and the Support Agreement, as modified by this Amendment, shall continue in full force and effect. This Amendment shall not constitute an amendment to or waiver of any right or remedy other than to the extent expressly set out herein.

3. Miscellaneous. The provisions of Article VII (Miscellaneous) of the Support Agreement shall apply mutatis mutandis to this Amendment, and to the Support Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above

PARENT Rainbow Education Holding Limited

By:	/s/ Samantha Jennifer Cooper
Name:	Samantha Jennifer Cooper
Title:	Director

[Signature Page to Amendment No. 1 to Support Agreement]

ROLLOVER SHAREHOLDERS: Jointly Gold Technologies Limited

By:	/s/ Dong Xu
Name: Dong Xu Title: Director

First Win Technologies Limited

By:	/s/ Benguo Tang
Name: Benguo Tang Title: Director

Global Wise Technologies Limited

By:	/s/ Xiaotong Wang
Name: Xiaotong Wang Wang Title: Director

Sunshine Nation Limited

By:	/s/ Siyuan Du
Name: Siyuan Du Title: Director

Mr. Qicai Du

By:	/s/ Qicai Du

[Signature Page to Amendment No. 1 to Support Agreement]

Baring Asia II Holdings (22) Limited

By:	/s/ Peter Touzeau
Name: Peter Touzeau Title: Director

[Signature Page to Amendment No. 1 to Support Agreement]

Schedule A

Rollover Shares

Rollover Shareholder Name	Address	Rollover Shares	Parent Shares
Jointly Gold Technologies Limited	Unit F, 33/F, NEO Tower A, Chegongmiao, Futian District, Shenzhen, 518040 PRC Attention: Mr. Dong Xu Facsimile: 86-755-82889123 E-mail: xud@noaheducation.com	8,073,200	8,073,200

First Win Technologies Limited	8/F, AB Tower, Tianjing Building, Tian’an Che Gongmiao Industrial Area, Futian District, Shenzhen, PRC Attention: Mr. Benguo Tang Facsimile: 86-0755-82049670 E-mail: tangbg@126.com	5,268,268	5,268,268

Global Wise Technologies Limited	Unit F, 33/F, NEO Tower A, Chegongmiao, Futian District, Shenzhen, 518040 PRC Attention: Mr. Xiaotong Wang Facsimile: 86-755-82889123 E-mail: 13352916518@189.cn	4,288,660	4,288,660

Sunshine Nation Limited	5/F Wuyixinganxian, Building A #717 Wuyi Road, Changsha City, Hunan Province, PRC Attention: Ms. Siyuan Du Facsimile: 86-0731-82682660 E-mail: sydd18@hotmail.com	2,547,743	2,547,743

Mr. Qicai Du	Suite o, 4/F, Building A, Fortune Square, North of Shennan Road, Futian District, Shenzhen, 518000 PRC Attention: Mr. Qicai Du Facsimile: 86-0755-83020022 E-mail: duqicai@vip.tom.com	1,398,804	1,398,804

Baring Asia II Holdings (22) Limited

Baring Asia Fund Managers II Limited,

1 Royal Plaza, Royal Avenue,

St Peter Port, Guernsey GY1 2HL

Attention: Peter Touzeau

Facsimile: +44 (0) 1481 715219

E-mail: Peter.Touzeau@ipes.com

With a copy to each of (which alone

shall not constitute notice):

Baring Private Equity Asia Limited,

Suite 3801

Two International Finance Centre

8 Finance Street

Central, Hong Kong

Attention: Patrick Cordes

Facsimile: +852 2843 9372

E-mail: PatrickCordes@bpeasia.com

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo

Facsimile: +852 3015 9354 E-mail: Akiko.Mikumo@weil.com

	3,364,669	3,364,669